UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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☐ Preliminary proxy statement
☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Sect. 240.14a-12
Eyetech Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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3 Times Square, 12th floor • New York, NY 10036
Telephone: 212-824-3100 • Fax: 212-824-3101
www.eyetech.com

April 11, 2005
Dear Stockholder:
      I am pleased to invite you to attend Eyetech Pharmaceuticals, Inc.’s 2005 annual meeting of stockholders, to be held on Wednesday, May 11, 2005 at the Hilton Hotel, 1335 Sixth Avenue, New York Suite (4th Floor), New York, NY 10019. The meeting will begin promptly at 9:00 a.m., local time.
      Enclosed are the following:

•	our Notice of Annual Meeting of Stockholders and Proxy Statement for 2005;

•	our Annual Report on Form 10-K for 2004; and

•	a proxy card with a return envelope to record your vote.
      Details regarding the business to be conducted at the annual meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
      Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope or submit your proxy by telephone or over the Internet as soon as possible to assure that your shares will be represented and voted at the annual meeting. If you attend the annual meeting, you may vote your shares in person even though you have previously signed and returned your proxy card or previously submitted your proxy by telephone or over the Internet if you follow the instructions in the Proxy Statement.
      On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

John P. McLaughlin
Chairman of the Board

Biotechnology With A Focus On Eye Disease

EYETECH PHARMACEUTICALS, INC.
3 Times Square, 12th Floor
New York, New York 10036
(212) 824-3100

Notice of Annual Meeting of Stockholders

TIME:	9:00 a.m., Wednesday, May 11, 2005

PLACE:	Hilton Hotel, 1335 Sixth Avenue, New York Suite (4th Floor), New York, NY 10019

ITEMS OF BUSINESS:	1. To elect one member of the Board of Directors as a Class I director and to elect three members of the Board of Directors as Class II directors.

2. To ratify the appointment of Ernst & Young LLP as independent public accountant for the year ending December 31, 2005, which appointment was made by the Audit Committee of the Board of Directors.

3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

RECORD DATE:	You are entitled to vote at the annual meeting and at any adjournments thereof if you were a stockholder at the close of business on Thursday, March 10, 2005.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instruction on the proxy card.

By Order of the Board of Directors,

John P. McLaughlin
Chairman of the Board
New York, New York
April 11, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET TO ENSURE YOUR REPRESENTATION AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD OWNER A PROXY IN YOUR NAME.

EYETECH PHARMACEUTICALS, INC.
3 Times Square, 12th Floor
New York, New York 10036

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, May 11, 2005

       The 2005 Annual Meeting of Stockholders of Eyetech Pharmaceuticals, Inc. will be held on Wednesday, May 11, 2005, at the Hilton Hotel, 1335 Sixth Avenue, New York Suite (4th Floor), New York, NY 10019, beginning promptly at 9:00 a.m., local time. The enclosed form of proxy is solicited by our Board of Directors for use at the annual meeting and at any adjournment of that meeting.
      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 is being mailed to stockholders with the mailing of these proxy materials on or about April 11, 2005.
      As used in this Proxy Statement, the terms “Eyetech,” the “Company,” “we” and “us” each refers to Eyetech Pharmaceuticals, Inc. and shall include its subsidiaries, unless the context otherwise requires.
INFORMATION ABOUT THE MEETING

Q:	Why am I receiving these materials?

A:	We, at the direction of our Board of Directors (the “Board”), are providing these proxy materials to all of our stockholders in anticipation of our annual stockholders’ meeting, which will take place on May 11, 2005.

Q:	What information is contained in these materials?

A:	The information contained in this proxy statement includes:

•	a description of the proposals to be voted on at our annual stockholders’ meeting;

•	the voting process related to our annual stockholders’ meeting;

•	the compensation of our directors and our most highly paid officers; and

•	other information required by the U.S. Securities and Exchange Commission (the “SEC”).
      Also enclosed are:

•	our 2004 Annual Report on Form 10-K with audited financials statements; and

•	a proxy card with a return, prepaid and addressed envelope.
Q:  On what am I being ask to vote?

A:	You are being asked to vote on:

•	the re-election of two Eyetech directors and the election of two Eyetech directors appointed by the Board; and

•	the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent public accountant for 2005.

      Please note:

•	no cumulative voting rights are authorized; and

•	dissenters’ rights are not applicable to these matters.

Q:	How does Eyetech’s Board of Directors recommend that I vote?

A:	Eyetech’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board; and

•	“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent public accountant for 2005.

Q:	Who is entitled to vote?

A:	Only holders of record of Eyetech’s common stock as of the close of business on March 10, 2005 are entitled to vote at our 2005 annual meeting. We refer to this date as the “Record Date.” As of the Record Date, 42,989,062 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote.
HOW TO VOTE YOUR SHARES

Q:	How can I vote my shares?

A:	You may vote by one of the following ways:

•	Mail. You may vote by mail by signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope.

•	Telephone. You may vote by telephone by following the instructions set forth on the proxy card.

•	Internet. You may vote over the Internet by following the instructions set forth on the proxy card.

•	In person at the meeting. Written ballots will be passed out to anyone who is eligible and wants to vote at the meeting. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you must request a legal proxy from your broker or other nominee before the meeting to vote at the meeting. See “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

You have the option to vote over the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. We believe the procedures that have been put in place are consistent with the requirements of applicable law.

If you have Internet access, WE ENCOURAGE YOU TO RECORD YOUR VOTE OVER THE INTERNET. It is convenient, and it saves significant postage and processing costs. In addition, when you vote over the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

Q:	How are my votes cast when I sign and return a proxy card?

A:	When you sign the proxy card or submit your proxy by telephone or over the Internet, you appoint Glenn Sblendorio, our Chief Financial Officer, and Joseph T. Kennedy, our Acting Chief Legal Officer, as your representatives at the meeting. One of Messrs. Sblendorio and Kennedy will vote your shares at the meeting as you have instructed them on the proxy card. Each of such persons may appoint a substitute for himself.

Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card or submit your proxy by telephone or over the Internet in advance of the meeting in case your plans change. This way, your shares will be voted by you whether or not you actually attend the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some important differences that relate to how your shares will be voted between shares held of record and those owned beneficially.
          Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company of New York, New York, you are considered the stockholder of record with respect to those shares. In such case, these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to Eyetech representatives or to vote in person at the annual meeting. Eyetech has enclosed a proxy card and a prepaid and addressed envelope for you to use or you may submit your proxy by telephone or over the Internet.
          Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares. The shares held by a stock brokerage account or by a bank or other nominee are said to be held in street name. If your shares are held in street name, these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares for the annual meeting. You are also invited to attend the annual meeting. However, to avoid double counting of votes, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder (i.e., your broker, bank or other nominee) giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by completing and mailing your proxy card or voting instruction card in the enclosed prepaid and addressed envelope or by submitting your proxy by telephone or over the Internet. Please refer to the enclosed materials for details.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at our annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Eyetech recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend our annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder (i.e., your broker, bank or other nominee) giving you the right to vote the shares. This process avoids the double counting of votes.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote or by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Regardless of whether you voted using a traditional proxy card, over the Internet or by telephone, you may use any of those three methods to change your vote. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. There will be no double counting of votes.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards or submit the appropriate number of proxies by telephone or over the Internet to ensure that all your shares are voted.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:	If your shares are held in a street name, your brokerage firm, bank or other nominee may vote your shares under certain circumstances. These circumstances include certain “routine” matters, including the matters currently before stockholders at our annual meeting, specifically the election of directors and ratification of our independent public accountant. Therefore, if you do not vote your proxy, your brokerage firm, bank or other nominee may either vote your shares or leave your shares unvoted. When a brokerage firm, bank or other nominee votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.

A nominee cannot vote customers’ shares on non-routine matters. Therefore, if your shares are held in street name and you do not vote your proxy, your shares will not be voted on non-routine matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.
VOTING PROCEDURE AT THE MEETING

Q:	How many votes do you need to hold the meeting?

A:	Shares of our common stock are counted as present at the meeting if the holder of those shares either is present and votes in person at the meeting or has properly submitted a proxy card.

Of the 42,989,062 shares of common stock outstanding as of the Record Date, a majority, or more than 21,494,531 shares, must be present at the meeting in person or represented by proxy to hold the meeting and conduct business. This is called a “quorum.” Once a quorum is established at a meeting, it shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in a street name by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Q:	How will votes be counted?

A:	Election of Directors

In the election of directors, you may vote “FOR” all of the nominees or you may “WITHHOLD AUTHORITY” with respect to one or more of the nominees. A properly executed or completed proxy marked “WITHHOLD AUTHORITY” will not be voted, although it will be counted for purposes of determining whether there is a quorum. You may withhold authority for the election of a particular director nominee by marking the “FOR” box and striking a line through the name of the nominee. Your shares will then be voted only for the nominees whose names do not have a line through them on the proxy card. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” the election of each of the director nominees.
          Ratification of Independent Public Accountant

For the ratification of our independent public accountant you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, abstentions are counted for purposes of establishing a quorum. Because ratification of the appointment of the independent public accountant requires a vote “FOR”

such ratification by a majority of shares voting, abstentions and “broker non-votes” will have no effect on the outcome of voting on this matter. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” the ratification of the appointment of the independent public accountant.

Note: If you return a signed proxy card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board, specifically: “FOR” each of the named nominees for directors and “FOR” the ratification of the appointment of our independent public accountant.

All votes will be tabulated by the inspector of elections appointed for the meeting, a representative of our transfer agent, American Stock Transfer & Trust Company, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.”

Q:	How many votes must the nominees for election as directors receive to be elected?

A:	The four nominees receiving the highest number of affirmative votes will each be elected as a director. This number is called a plurality.

Q:	What procedures are followed if a nominee for election as director is unable to stand for election?

A:	If a nominee is unable to stand for election, the Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the Board designates a substitute nominee, the persons named in the proxy will vote as recommended by the Board to elect the substitute nominee. In no event can a proxy be voted to elect more than four directors.

Q:	How many votes are required to approve the ratification of the independent public accountant?

A:	The ratification of the independent public accountant requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and voting at the annual meeting.

Q:	Is my vote confidential?

A:	Yes. Only the inspector of elections and employees of Eyetech with responsibility for overseeing the legal aspects of the annual meeting will have access to your proxy card. The inspector of elections will tabulate and certify the vote. Any comments written on the proxy card will remain confidential unless you ask that your name be disclosed.
HOW TO FIND VOTING RESULTS

Q:	Where do I find the voting results of the meeting?

A:	We plan to announce preliminary voting results at the meeting and will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2005. That Form 10-Q will be filed with the SEC and you can obtain a copy by any of the following means:

•	reviewing our SEC filings under the heading SEC filings within the Investor Relations section of our website at www.eyetech.com;

•	reviewing our SEC filings through the SEC’s EDGAR filing system at www.sec.gov;

•	contacting our Investor Relations Department at (212) 824-3100; or

•	contacting the SEC at (800) SEC-0330 for the location of the nearest public reference room.

BOARD STRUCTURE AND COMPENSATION
      Eyetech’s Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of eight members, three of whom are Class I directors (with terms expiring at the 2007 annual meeting), three of whom are Class II directors (with terms expiring at the 2005 annual meeting), and two of whom are Class III directors (with terms expiring at the 2006 annual meeting). Marty Glick resigned as a Class III director and member of our Audit Committee effective April 7, 2005, and our Board of Directors has not yet nominated anyone to fill the vacancy on the Board caused by his resignation. Our current directors are:

Class I Directors	Class II Directors	Class III Directors

John P. McLaughlin Srinivas Akkaraju Phillip M. Satow	Samir Patel Michael J. Regan Damion E. Wicker	David R. Guyer Henry Simon
Board Committees
      The Board has established three standing committees, Audit, Compensation, and Governance and Nominations, each of which operates under a charter that has been approved by the Board. The membership and function of each committee are described below.

Governance and
Name of Director	Audit	Compensation	Nominations	Notes

Non-Employee Directors
John P. McLaughlin		I	M
Srinivas Akkaraju, M.D., Ph.D.	M	M
Michael J. Regan	M
Phillip M. Satow		M
Henry Simon	C		M
Damion E. Wicker, M.D.			C
Employee Directors
David R. Guyer, M.D.				Not a member of any Board committee
Samir Patel, M.D.				Not a member of any Board committee

M = Committee member; C = Chairperson; I = Interim Chairperson
      The Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of The Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities and Exchange Act of 1934.

Audit Committee
      The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent public accountant;

•	overseeing the work of our independent public accountant, including through the receipt and consideration of certain reports from our independent public accountant;

•	reviewing and discussing with management and the independent public accountant our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent public accountant and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal accounting staff, independent public accountant and management; and

•	preparing the audit committee report required by SEC rules (which is included in this proxy statement).
      The members of the Audit Committee are Mr. Simon, the chairperson of the committee, Mr. Regan and Dr. Akkaraju, who was appointed to the Audit Committee by our Board of Directors effective April 7, 2005. During 2004, the Audit Committee held ten meetings, seven of which were in person and three of which were telephonic, and acted by unanimous written consent two times.
      The Board of Directors has determined that Michael J. Regan is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee
      The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	determining the chief executive officer’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.
      The members of the Compensation Committee are Mr. McLaughlin, the interim chairperson of the committee, Dr. Akkaraju and Mr. Satow. During 2004, the Compensation Committee held seven meetings, six of which were in person and one of which was telephonic, and acted by unanimous written consent two times.

Governance and Nominations Committee
      The Governance and Nominations Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing evaluation of the Board.
      The members of the Governance and Nominations Committee are Dr. Wicker, the chairperson of the committee, and Messrs. Simon and McLaughlin. During 2004, the Governance and Nominations Committee

held six meetings, four of which were in person and two of which were telephonic, and acted by unanimous written consent one time.
Compensation Committee Interlocks and Insider Participation
      None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or compensation committee. None of the members of our compensation committee has ever been our employee.
Statement on Corporate Governance
      We adopted corporate governance guidelines in September 2003 and updated our corporate governance standards in March 2004 to be in compliance with the latest provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and The Nasdaq Stock Market’s new corporate governance listing standards regarding corporate governance policies and processes.
      We also adopted charters for our Audit, Compensation and Governance and Nominations Committees in September 2003. In March 2004, upon the recommendation of our respective Board committees, our Board adopted new charters for each committee to comply with The Nasdaq Stock Market’s latest corporate governance listing standards and best practice. You can access our committee charters and our Code of Conduct and Business Ethics in the Corporate Governance section of the Investor Relations section of our website at www.eyetech.com or by writing to us at Eyetech Pharmaceuticals, Inc., 3 Times Square, 12th Floor, New York, New York 10036, Attention: Investor Relations.
      Our Board has adopted a process by which stockholders can send communications to the Board. Such communication should be sent to: Eyetech Pharmaceuticals, Inc., 3 Times Square, 12th Floor, New York, NY 10036, Attn: Board of Directors. Such communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our legal department considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
      During 2004, the Board held 12 meetings, seven of which were in person and five of which were telephonic, and acted by unanimous written consent four times. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings. Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. Each of our directors attended our 2004 annual stockholders’ meeting on May 11, 2004 other than Dr. Wicker.
Board Independence
      Under The Nasdaq Stock Market rules, a director of our company will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of Messrs. McLaughlin, Regan, Satow, and Simon and Drs. Akkaraju and Wicker has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. Marketplace Rules.
Director Compensation Arrangements
      We reimburse each member of our Board for reasonable travel and other expenses in connection with attending meetings of the Board. Dr. Guyer, our Chief Executive Officer, and Dr. Patel, an employee, do not receive any separate compensation for their Board activities.

      In May and June 2004, our Board approved a new non-employee director compensation program under our 2003 stock incentive plan, replacing our prior program, in which each non-employee director is eligible to receive an option to purchase 50,000 shares of our common stock upon his or her appointment to our Board. One-quarter of these options will vest on the first anniversary of the grant date and the balance will vest in 36 equal monthly installments, subject to the recipient’s continued service as a director. Each non-employee director is also eligible to receive an annual grant of an option to purchase 10,000 shares of our common stock at each year’s annual meeting after which he or she will continue to serve as a director. All directors other than Drs. Guyer and Patel were granted such options at our May 2004 annual stockholders meeting. These options will vest in 48 monthly installments beginning one month after the grant date, subject to the recipient’s continued service as a director. Each non-employee director stock option will terminate on the earlier of 10 years from the date of grant and 90 days after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one year from the date of the director’s death or disability. The exercise price of all of these options will equal the fair market value of our common stock on the date of grant. Each member of our Board other than Drs. Guyer and Patel received a director’s fee of a cash payment of $10,000 per year, payable quarterly, a cash payment of $1,000 for each Board meeting attended in person, a cash payment of $500 for each Board meeting attended telephonically and a cash payment of $500 for each committee meeting attended. The chairperson of the Audit Committee received an additional cash payment of $5,000 per year.
      In February 2005, our Board approved a new non-employee director compensation program under our 2003 stock incentive plan, replacing our prior program, in which each non-employee director is eligible to receive an option to purchase 50,000 shares of our common stock upon his or her appointment to our Board. One-quarter of these options will vest on the first anniversary of the grant date and the balance will vest in 36 equal monthly installments, subject to the recipient’s continued service as a director. Each non-employee director is also eligible to receive an annual grant of an option to purchase 25,000 shares of our common stock at each year’s annual meeting after which he or she will continue to serve as a director. These options will vest in 48 monthly installments beginning one month after the grant date, subject to the recipient’s continued service as a director. Each non-employee director stock option will terminate on the earlier of 10 years from the date of grant and 90 days after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate three months from the date of the director’s death or disability. The exercise price of all of these options will equal the fair market value of our common stock on the date of grant. Each member of our Board other than Drs. Guyer and Patel receives a director’s fee of a cash payment of $25,000 per year, payable quarterly, a cash payment of $2,000 for each Board meeting attended in person, a cash payment of $750 for each Board meeting attended telephonically and a cash payment of $750 for each committee meeting attended. The chairperson of the Audit Committee receives an additional cash payment of $10,000 per year. The chairperson of each of the other committees of our Board receives an additional cash payment of $7,500 per year.

PROPOSAL 1
ELECTION OF DIRECTORS
      The Board has nominated four individuals currently serving as directors to stand for election at the annual meeting. In June 2004, the Board appointed Michael J. Regan, as a Class II director for a term expiring at our 2005 annual meeting of stockholders, and Phillip M. Satow, as a Class I director for a term expiring at our 2007 annual meeting of stockholders, to fill vacancies on the Board. Mr. Satow has been nominated to continue to serve with other Class I directors for a two-year term expiring at our 2007 annual meeting of stockholders. Three directors, Drs. Patel and Wicker and Mr. Regan, have been nominated to continue to serve as Class II directors for a three-year term expiring at our 2008 annual meeting of stockholders. All directors will continue in service until their respective successors are elected and qualified. A director’s service on the Board may end earlier than the term for which he is elected in the event of the director’s death, resignation or removal. The Board has not yet nominated anyone to fill the vacancy on the Board caused by the resignation of Marty Glick effective April 7, 2005.
      Except as otherwise provided in this Proxy Statement, the proxy cannot be voted for the election of a person to fill a directorship if the nominee for the directorship is not named in this Proxy Statement. The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election and service as a director. However, if at the time of the annual meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the Board to elect substitute nominee(s) recommended by the Board. In no event can a proxy be voted to elect more than four directors.
      The following list sets forth the names of the nominees for directorships and also contains, as to each nominee, certain biographical information, a brief description of principal occupation and business experience, as well as other information. This information with respect to director nominees and directors set forth below has been furnished by the respective individuals. Each individual’s age is as of the date of this Proxy Statement. There are no family relationships among Eyetech’s executive officers and directors.
Nominee for Two-Year Term That Will Expire in 2007

Phillip M. Satow Age 63 Director since June 2004	Mr. Satow has been a director since June 2004. Mr. Satow has been Chairman and Chief Executive Officer of JDS Pharmaceuticals LLC, a privately held pharmaceutical company since mid-2004. From 1999 until mid-2004, Mr. Satow was an independent pharmaceutical industry consultant. In 1998, Mr. Satow was elected to the Board of Directors of Forest Laboratories and was appointed President of Forest Pharmaceuticals. From 1985 to 1998, Mr. Satow was an Executive Vice President of Forest Laboratories, Inc., responsible for marketing and sales. From 1982 to 1984, he was Vice President and General Manager with Wallace Laboratories. From 1968 to 1982, Mr. Satow worked with Pfizer Inc. in positions of increasing responsibility including Director of Marketing, Pfizer Laboratories, and Vice President, Development, Pfizer Europe. Mr. Satow is also a Founder of the Jed Foundation, a public charity focused on college mental health and suicide prevention. Mr. Satow currently serves on the Board of Directors of Forest Laboratories, Inc. and Crucell, N.V., each a publicly traded company. Mr. Satow received a BA from Columbia University and an MA in Economics from Georgetown University.

Nominees for Three-Year Terms That Will Expire in 2008

Samir Patel, M.D. Age 44 Director since February 2000	Dr. Patel is a co-founder of our company and has been a director since February 2000. Dr. Patel has been our Chief Clinical and Commercial Strategy since January 2005. Dr. Patel previously served as a consultant to us from October 2001 to December 2004. From 1992 to December 2003, Dr. Patel served as the Director of the Retina Service at the University of Chicago, where he is an Associate Professor. His main area of research at the University of Chicago was focused on age-related macular degeneration. Dr. Patel served as the Residency Program Director at the University of Chicago from 1992 until July 2000. Dr. Patel received his M.D. from the University of Massachusetts Medical School and was an ophthalmology resident at the University of Chicago. Dr. Patel completed his fellowship training in retinal surgery at the Massachusetts Eye and Ear Infirmary, a teaching affiliate of Harvard Medical School.

Michael J. Regan Age 63 Director since June 2004	Mr. Regan has been a director since June 2004. Mr. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP, a leading provider of audit and tax services. Mr. Regan worked with KPMG for 40 years during which time he was involved in a wide range of business activities, including Lead Audit Partner for many well-known Fortune 500 companies. Mr. Regan also served KPMG as a member of its Board of Directors and later served on its Management Committee. Mr. Regan is a member of the board of managers of Allied Security Holdings LLC. He is a member of the Board of Trustees of Manhattan College and a member and former Chairman of the Board of Directors of the United Way of Bergen County, New Jersey. Mr. Regan is a graduate of Manhattan College with a degree in business administration and served four years in the United States Navy.

Damion E. Wicker, M.D. Age 44 Director since July 2001	Dr. Wicker has been a director since July 2001. Dr. Wicker is currently co- head of Life Sciences and Healthcare Infrastructure of JPMorgan Partners, LLC, formerly Chase Capital Partners, a global private equity company affiliated with J.P. Morgan Chase & Co. Since December 1996, Dr. Wicker has been a partner with JPMorgan Partners. Prior to joining JPMorgan Partners in 1993, Dr. Wicker was President of Adams Scientific, a medical diagnostics company, and held various positions with MBW Venture Partners, a venture capital firm. Dr. Wicker was also a Commonwealth Fund Medical Fellow for the National Institute of Health. He is currently a member of the NVCA Life Science Group Board and the Board of Trustees of the New York Academy of Medicine. Dr. Wicker received a B.S. with honors from M.I.T., an M.D. from The Johns Hopkins University School of Medicine, and an M.B.A. from The Wharton School of the University of Pennsylvania.
Eyetech’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

      Eyetech’s directors listed below, whose terms are not expiring this year, will continue in office for the remainder of their terms or earlier in accordance with Eyetech’s Bylaws. Information regarding the business experience of each of such directors is provided below.
Directors Whose Terms Will Expire in 2007

John P. McLaughlin Age 53 Director since February 2000	Mr. McLaughlin is a co-founder of our company and has been our Chairman of the Board and a director since February 2000. Mr. McLaughlin has served as President and Chief Executive Officer of Corgentech, Inc., a publicly-traded biopharmaceutical company, since January 2000. From December 1997 to September 1999, Mr. McLaughlin was president of Tularik, Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President, with responsibility for many commercial functions. Mr. McLaughlin served as a counsel to the United States House of Representatives committee responsible for drafting several FDA laws, including those governing orphan drugs, generic drug approvals, patent term extensions and export of unapproved drugs from the United States, and previously practiced law in Washington, D.C. Mr. McLaughlin received his J.D. from Catholic University and B.A. from the University of Notre Dame.

Srinivas Akkaraju, M.D., Ph.D. Age 37 Director since July 2001	Dr. Akkaraju has been a director since July 2001. Dr. Akkaraju has been a partner of the Life Sciences team in the Healthcare Group at JPMorgan Partners, LLC since January 2005 and was a principal from April 2001 until December 2004. From October 1998 to April 2001, he was in the Business and Corporate Development group at Genentech, Inc., most recently as senior manager, where he was responsible for worldwide partnering activities including technology access deals, in-licensing of early and late-stage therapeutics, and out-licensing of Genentech development projects. In addition to his business development role, he also served from June 2000 to March 2001 as project team leader for one of Genentech’s clinical development products. During this time, Dr. Akkaraju was also a founding member of BioStreet, an online marketplace for biotech opportunities. Prior to joining Genentech in 1998, Dr. Akkaraju was a graduate student at Stanford University. Dr. Akkaraju is a director of Seattle Genetics, Inc. and Barrier Therapeutics, Inc., each a publicly-held biotechnology company. Dr. Akkaraju received his undergraduate degrees in Biochemistry and Computer Science from Rice University and his M.D. and Ph.D. in Immunology from Stanford University.

Directors Whose Terms Will Expire in 2006

David R. Guyer, M.D. Age 45 Director since February 2000	Dr. Guyer is a co-founder of our company and has been our Chief Executive Officer and a director since February 2000. Dr. Guyer is also currently a voluntary Clinical Professor of Ophthalmology at the New York University School of Medicine. From June 2000 to October 2002, he was also Professor and Chairman of the Department of Ophthalmology at the New York University School of Medicine. Dr. Guyer was Clinical Associate Professor of Ophthalmology at Cornell University Medical Center from July 1995 until June 2000, during which time he also served as Director of Residency Training at Manhattan Eye, Ear & Throat Hospital and was in private practice. Dr. Guyer has also served as the chief medical editor of Ophthalmology Times from July 1996 to the present. From 1992 to 2000, Dr. Guyer was the Study Co-chairman of the Pharmacological Therapy for Macular Degeneration Study Group, a 45-center worldwide group of retinal specialists studying drug therapy for AMD. Dr. Guyer received his M.D. from The Johns Hopkins University School of Medicine and his undergraduate degree from Yale College. He was an ophthalmology resident at The Wilmer Eye Institute, The Johns Hopkins University School of Medicine and completed his fellowship training in retinal surgery at the Massachusetts Eye and Ear Infirmary, a teaching affiliate of Harvard Medical School, where he was a Heed-Knapp Fellow. Dr. Guyer is the author of more than 100 scientific articles concerning ophthalmic diseases.

Henry Simon Age 74 Director since July 2001	Mr. Simon has been a director since July 2001. Since 1987, Mr. Simon has held various positions with Schroder Ventures in London, a global private equity group, serving as the Chief Executive Officer of the life sciences team until 1997, its Chairman from April 1997 to December 2001 and a Special Partner since January 2002. Mr. Simon has been Chairman of Leica Microsystems AG since 1998, Chairman of Zarlink Semiconductors since 1994 and a director of Gyros AB since September 2002. From 1988 to 1997, he was the Chairman of Shire Pharmaceuticals and from 1993 to 1996 also served as the Chairman of Chiroscience. Prior to joining Schroder Ventures, Mr. Simon was President of Technicon Corporation, a diagnostics manufacturer, and prior to that Group Executive and Vice President of ITT Europe. Mr. Simon started his career at Bell Laboratories in 1959 after graduating from the Institute of Technology in Munich, Germany and the Royal Institute of Technology in Stockholm, Sweden.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT
      The Audit Committee of the Board has appointed the firm of Ernst & Young LLP as Eyetech’s independent public accountant for the year ending December 31, 2005. Although stockholder approval of the appointment of Ernst & Young LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the matter. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from stockholders.
Eyetech’s Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as independent public accountant for Eyetech for the year ending December 31, 2005.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information with respect to the beneficial ownership of our common stock as of March 10, 2005, by:

•	each of our directors as of March 10, 2005, including the four nominees for re-election;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.
      The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of May 9, 2005, 60 days after March 10, 2005, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

	Amount And Nature		Percentage of Shares
Name and Address of Beneficial Owner	of Beneficial Ownership		Beneficially Owned

5% Stockholders
BB Biotech AG	4,108,194	(1)	9.6%
Vodergasse 3 CH-8300 Schauffhausen, Switzerland
Pfizer Inc.	3,567,443	(2)	8.3%
235 E. 42nd Street New York, NY 10017
Capital Research and Management Company	3,079,000	(3)	7.2%
333 South Hope Street Los Angeles, CA 90071
T. Rowe Price Associates, Inc.	2,639,400	(4)	6.1%
100 East Pratt Street Baltimore, MD 21202
J.P. Morgan Partners (BHCA), L.P.	2,305,478	(5)	5.3%
1221 Avenue of the Americas New York, NY 10020
Directors and Executive Officers
John McLaughlin	597,291	(6)	1.4%
David R. Guyer	1,095,871	(7)	2.5%
Paul G. Chaney	235,767	(8)	*
Glenn P. Sblendorio	194,267	(9)	*
Anthony P. Adamis	247,848	(10)	*
Douglas H. Altschuler	129,767	(11)	*
Srinivas Akkaraju	2,273,187	(12)	5.3%
Marty Glick	565,691	(13)	1.3%
Michael J. Regan	—
Samir Patel	354,000	(14)	*
Phillip M. Satow	—
Henry Simon	32,291	(15)	*
Damion E. Wicker	2,273,187	(16)	5.3%
All directors and executive officers as a group (13 persons)	5,797,327	(17)	13.3%

*	Less than 1%.

(1)	Based upon a Schedule 13G filed on February 14, 2005. Includes 4,108,194 shares held by Biotech Growth, N.V., a wholly owned subsidiary of BB Biotech AG.

(2)	Based upon a Schedule 13D filed on February 7, 2005. Shares are held by Pfizer Overseas Pharmaceuticals, an affiliate of Pfizer.

(3)	Based on a Schedule 13G filed on February 11, 2005. Capital Research and Management Company does not own any shares for its own account. All shares held by Capital Research and Management Company are owned by accounts under the discretionary investment management of Capital Research and Management Company.

(4)	Based on a Schedule 13G filed on February 10, 2005. These shares are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however Price Associates expressly disclaims that it is the beneficial owner of such shares.

(5)	Based in part upon a Schedule 13G filed on February 14, 2005. Includes 2,240,896 shares held by J.P. Morgan Partners (BHCA), L.P. Also includes 64,582 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005 granted to Dr. Akkaraju and Dr. Wicker. Drs. Akkaraju and Wicker are obligated to transfer any shares issued upon exercise of these stock options to J.P. Morgan Partners (BHCA), L.P. The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P., the general partner of which is JPMP Capital Corp., a wholly owned subsidiary of J.P. Morgan Chase & Co., a publicly traded company. Each of JPMP Master Fund Manager, L.P., JPMP Capital Corp. and J.P. Morgan Chase & Co. may be deemed beneficial owners of the shares held by J.P. Morgan Partners (BHCA), L.P.; however, each disclaims beneficial ownership except to the extent of its pecuniary interest therein. Dr. Akkaraju and Dr. Wicker, members of our Board, are Partners with J.P. Morgan Partners, LLC, an affiliate of J.P. Morgan Partners (BHCA), L.P., and Dr. Wicker is an executive officer of JPMP Capital Corp. Dr. Akkaraju and Dr. Wicker may each be deemed to hold voting and dispositive power for these shares.

(6)	Includes 107,291 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 95,416 shares will have lapsed within 60 days of March 10, 2005.

(7)	Includes 5,832 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005. Also includes 12,500 shares of restricted common stock which we have the right to repurchase.

(8)	Includes 234,832 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 74,415 shares will have lapsed within 60 days of March 10, 2005.

(9)	Includes 193,332 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 155,831 shares will have lapsed within 60 days of March 10, 2005.

(10)	Includes 214,408 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 148,783 shares will have lapsed within 60 days of March 10, 2005.

(11)	Includes as of March 10, 2005 122,499 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 22,499 shares will have lapsed within 60 days of March 10, 2005. On March 18, 2005, we and Mr. Altschuler entered into a separation and release agreement pursuant to which Mr. Altschuler’s employment by us and his employment agreement terminated, effective March 18, 2005. Under the separation and release agreement, in addition to his currently vested options, options to acquire an additional 100,000 shares

(including approximately 4,200 unvested shares that were acquired pursuant to an option exercise) will vest immediately. All vested options held by Mr. Altschuler will continue to be exercisable in accordance with the terms of our stock option plans, which generally provide that they may be exercised for three months from the date of termination of employment.

(12)	Includes 32,291 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 20,416 shares will have lapsed within 60 days of March 10, 2005. Also includes the shares described in Note (5) above. Dr. Akkaraju is obligated to transfer any shares issued upon exercise of the stock options granted to him to J.P. Morgan Partners (BHCA), L.P. As discussed in Note (5) above, Dr. Akkaraju may be deemed to hold voting and dispositive power of the shares described in Note (5). However Dr. Akkaraju disclaims beneficial ownership of these shares held by J.P. Morgan Partners (BHCA), L.P. except to the extent of his pecuniary interest therein.

(13)	Includes 32,291 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 20,416 shares will have lapsed within 60 days of March 10, 2005. Mr. Glick resigned as a member of our Board of Directors and Audit Committee effective April 7, 2005.

(14)	Includes 30,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 18,125 shares will have lapsed within 60 days of March 10, 2005.

(15)	Includes 32,291 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 20,416 shares will have lapsed within 60 days of March 10, 2005.

(16)	Includes 32,291 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 20,416 shares will have lapsed within 60 days of March 10, 2005. Also includes the shares described in Note (5) above. Dr. Wicker is obligated to transfer any shares issued upon exercise of the stock options granted to him to J.P. Morgan Partners (BHCA), L.P. As discussed in Note (5) above, Dr. Wicker may be deemed to hold voting and dispositive power of the shares described in Note (5). However, Dr. Wicker disclaims beneficial ownership of these shares held by J.P. Morgan Partners (BHCA), L.P., except to the extent of his pecuniary interest therein.

(17)	Includes 1,037,358 shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 10, 2005, of which our right to repurchase 596,733 shares will have lapsed within 60 days of March 10, 2005; also includes the shares described in Note (5) above.

Section 16(a) Beneficial Ownership Reporting Compliance
      Our common stock became registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) in connection with our initial public offering in January 2004. Section 16(a) of the Exchange Act requires our directors, officers and the holders of more than 10% of our common stock to file reports with the SEC. Such reports include initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
      Based solely on our review of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2004, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except for one issuance of equity awards to each of David R. Guyer, Glenn Sblendorio, Anthony P. Adamis, Paul G. Chaney and Douglas H. Altschuler that were reported late on a Form 4.

INFORMATION ABOUT EXECUTIVE COMPENSATION
Summary Compensation
      The following table sets forth the compensation paid or accrued during the years ended December 31, 2002, 2003 and 2004 to our Chief Executive Officer and to our four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2004. We refer to these officers in this Proxy Statement collectively as our named executive officers.
Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Restricted		Shares
					Stock		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Awards($)		Options(#)(1)	Compensation

David R. Guyer, M.D.	2004	$399,290	$184,000		$1,065,750	(2)	270,000	—
Chief Executive Officer	2003	338,304	135,378		—		—	—
	2002	325,481	255,060		—		—	—
Paul G. Chaney(3)	2004	278,954	109,089		—		60,000	$14,496	(4)
Chief Operating Officer	2003	95,192	49,500		—		275,000	4,500	(4)
	2002	—	—		—		—	—
Glenn Sblendorio(5)	2004	285,171	113,594		—		85,000	—
Chief Financial Officer	2003	232,814	64,041		—		—	—
and SVP, Finance	2002	192,121	132,750		—		200,000	—
Anthony P. Adamis, M.D.(6)	2004	275,000	94,875		852,600	(7)	185,000	—
Chief Scientific Officer	2003	275,000	82,500	(8)	—		—	—
and EVP, Research	2002	137,710	91,250	(9)	—		225,000	87,500	(10)
and Development
Douglas H. Altschuler(11)	2004	269,773	71,700		—		45,000	—
Former SVP, Legal,	2003	165,385	70,069	(12)	—		200,000	—
General Counsel and	2002	—	—		—		—	—
Secretary

(1)	Shares underlying options granted in 2004 reflect grants for 2003 and 2004 compensation. See “Option Grants in Last Fiscal Year” table below for further detail.

(2)	Represents a restricted stock award issued as of January 2005 as part of his bonus for 2004 at a purchase price of $0.01 per share. One half of these shares of restricted common stock vested on the grant date and the balance will vest on the first anniversary of the grant date.

(3)	Mr. Chaney joined our company in August 2003.

(4)	Represents automobile allowance.

(5)	Mr. Sblendorio joined our company in February 2002.

(6)	Dr. Adamis joined our company in July 2002. Dr. Adamis served as our Chief Scientific Officer and Senior Vice President, Research until January 2005 and, since January 2005, has served as our Chief Scientific Officer and Executive Vice President, Research and Development.

(7)	Represents a restricted stock award issued as of January 2005 as part of his bonus for 2004 at a purchase price of $0.01 per share. All of these shares of restricted common stock vested on the grant date.

(8)	Represents a guaranteed bonus in accordance with Dr. Adamis’ employment agreement.

(9)	Includes a $50,000 signing bonus paid to Dr. Adamis in July 2002.

(10)	Represents consulting fees paid to Dr. Adamis during 2002 before he joined our company as an employee in July 2002.

(11)	Mr. Altschuler joined our company in May 2003. Mr. Altschuler served as our Senior Vice President, Legal, General Counsel and Secretary until February 9, 2005 and as a Senior Vice President until March 17, 2005.

(12)	Includes a $25,000 signing bonus paid to Mr. Altschuler in May 2003.

Equity Compensation Plan Information
      The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2004:

			Number of Securities Remaining
	Number of Securities to	Weighted-Average	Available for Future Issuance
	be Issued Upon Exercise	Exercise Price of	Under Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	4,908,637	$19.86	4,515,135 *
Equity compensation plans not approved by security holders	473,992	$0.60	—

Total	5,382,629		4,515,315

*	Includes the 2005 annual increase in securities available under the 2003 Stock Incentive Plan of 2,095,225 shares.
      Equity compensation plans not approved by the security holders consist of individual option grants made between April 1, 2000 and December 31, 2000 outside of our stock incentive plans. The options are immediately exercisable at an exercise price of $0.60 per share for a period of ten years from grant. The shares purchasable upon exercise of these options are subject to our right of repurchase that, subject to continued employment on applicable dates, lapses with respect to 25% of the shares on the first anniversary of the grant date and thereafter in thirty-six monthly installments.
      On September 10, 2003, the Board approved our 2003 Stock Incentive Plan. This plan, which was approved by our stockholders in December 2003, became effective on January 29, 2004, the date that the registration statement relating to our initial public offering was declared effective. Under this plan, 4,400,000 shares of common stock are authorized for issuance, subject to annual increases beginning in 2005 in accordance with the terms of the plan. In February 2005, the Board approved an increase of 2,095,225 shares available for grant under the 2003 Stock Incentive Plan.
Stock Options
      The following table contains information regarding grants of options to purchase shares of our common stock to our named executive officers during the fiscal year ended December 31, 2004.
      Amounts in the following table represent potential realizable gains that could be achieved for the options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are calculated based on the requirements of the SEC and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of the common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.
Option Grants in Last Fiscal Year

					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price Per	Expiration
Name	Granted(#)(1)	Fiscal Year	Share	Date	5%	10%

David R. Guyer, M.D.	20,000(3)	0.75%	$29.91	2/18/14	$376,073	$952,966
	250,000(4)	9.31%	43.55	12/8/14	6,847,090	17,351,871
Paul G. Chaney	20,000(3)	0.75%	29.91	2/18/14	376,073	952,966
	40,000(4)	1.49%	43.55	12/8/14	1,095,534	2,776,299
Glenn Sblendorio	20,000(3)	0.75%	29.91	2/18/14	376,073	952,966
	65,000(4)	2.42%	43.55	12/8/14	1,780,243	4,511,486
Anthony P. Adamis, M.D.	20,000(3)	0.75%	29.91	2/18/14	376,073	952,966
	165,000(4)	6.15%	43.55	12/8/14	4,519,080	11,452,235
Douglas H. Altschuler	20,000(3)	0.75%	29.91	2/18/14	376,073	952,966
	25,000(4)	0.93%	43.55	12/8/14	684,709	1,735,187

(1)	The exercise price is equal to the fair market value of our common stock on the date of grant, as determined by reference to the closing price of our common stock on the Nasdaq National Market. One-quarter of these options will vest on the first anniversary of the grant date and the balance will vest in 36 equal monthly installments, subject to the recipient’s continued service as a director, officer, employee, consultant or advisor. These options will terminate on the earlier of 10 years from the date of grant or three months after the recipient ceases to serve as a director, officer, employee, consultant or advisor, except in the case of (i) death or disability, in which event the options will terminate one year from the date of death or disability, or (ii) discharge for cause, in which event the options will terminate immediately.

(2)	The dollar amounts under these columns are the result of calculations at rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. The potential realizable values are calculated using the fair market value of our common stock on the date of grant and assuming that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the assumed appreciated price.

(3)	Granted in 2004 as part of 2003 compensation.

(4)	Granted in 2004 as part of 2004 compensation.
     Option Exercises and Year-End Option Values
      The following table provides information about the number of shares issued upon option exercises by our named executive officers during the year ended December 31, 2004, and the value realized by our named executive officers. The table also provides information about the number and value of options held by our named executive officers at December 31, 2004.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options at
	Shares		Options at December 31, 2004		December 31, 2004
	Acquired on	Value
Name	Exercise(#)	Realized	Exercisable(1)	Unexercisable	Exercisable	Unexercisable

David R. Guyer, M.D.	—	—	—	270,000	—	$799,300
Paul G. Chaney	42,000	$1,387,100	233,000	60,000	$9,786,000	389,800
Glenn Sblendorio	12,500	518,225	187,500	85,000	8,276,250	438,550
Anthony P. Adamis, M.D.	—	—	225,000	185,000	9,931,500	633,550
Douglas H. Altschuler	77,333	2,898,976	122,667	45,000	5,152,014	360,550

(1)	The options that we granted to our executive officers from our 2001 Equity Compensation Plan were exercisable as of the date of grant. However, the shares purchasable upon exercise of these options are subject to our right of repurchase that, subject to continued employment on the applicable dates, lapses with respect to 25% of the shares on the first anniversary of the date of grant and thereafter in thirty-six monthly installments. As of December 31, 2004, our right of repurchase had lapsed with respect to 49,666 of the shares underlying the options held by Mr. Chaney, 133,333 of the shares underlying the options held by Mr. Sblendorio, 135,937 of the shares underlying the options held by Dr. Adamis and 1,833 of the shares underlying the options held by Mr. Altschuler.
Employment Agreements
      Dr. Guyer. Pursuant to an employment agreement effective April 12, 2000 and amended August 25, 2003, we are employing Dr. Guyer as our Chief Executive Officer. Under the amended agreement, Dr. Guyer currently receives an annual base salary of $525,000, which is subject to increases upon an annual review by our Board. The amended agreement provides for a discretionary annual bonus based on Dr. Guyer’s performance and our company’s business results as determined by our Board. Mr. Guyer’s annual bonus is targeted at 60% of his base salary and is determined at the sole discretion of our Board.
      Under the amended agreement, either we or Dr. Guyer may terminate his employment at any time, subject to continuation of salary payment and benefits for 18 months if we terminate Dr. Guyer’s employment without cause or if Dr. Guyer terminates his employment for good reason. If we terminate Dr. Guyer’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Dr. Guyer a lump sum payment equal to two years of his then current base salary and reimburse Dr. Guyer for the costs of medical and dental benefits for up to 18 months. The amended agreement also provides that upon any change in control of our company, 50% of all of Dr. Guyer’s unvested equity rights in our company will immediately vest, and if we terminate Dr. Guyer’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Dr. Guyer’s unvested equity rights in our company will immediately vest.
      Mr. Chaney. Pursuant to an employment agreement dated August 25, 2003, we are employing Mr. Chaney as our Chief Operating Officer. Under the agreement, Mr. Chaney currently receives an annual base salary of $315,000, which is subject to increases upon an annual review by our Board. The agreement also provides for a monthly automobile allowance of $900. Mr. Chaney’s annual bonus is targeted at 50% of his base salary at the sole discretion of our Board.
      Under the agreement, either we or Mr. Chaney may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if we terminate Mr. Chaney’s employment without cause or if Mr. Chaney terminates his employment for good reason. If we terminate Mr. Chaney’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Mr. Chaney a lump sum payment equal to 15 months of his then current base salary and reimburse Mr. Chaney for the costs of medical and dental benefits for up to 15 months. The agreement also provides that upon any change in control of our company, 50% of all of Mr. Chaney’s unvested equity rights in our company will immediately vest, and if we terminate Mr. Chaney’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Mr. Chaney’s unvested equity rights in our company will immediately vest.
      Mr. Sblendorio. Pursuant to an employment agreement dated February 1, 2002, as amended October 17, 2003 and as of November 15, 2004, we are employing Mr. Sblendorio as our Chief Financial Officer. Under the amended agreement, Mr. Sblendorio currently receives an annual base salary of $290,000, which is subject to increases upon an annual review by our Board. The amended agreement currently provides for a discretionary annual bonus based on Mr. Sblendorio’s performance and our business results as determined by our Board or our senior management upon the recommendation of our Chief Executive Officer. Mr. Sblendorio’s annual bonus is targeted at 50% of his base salary and is determined at the sole discretion of our Board.
      Under the amended agreement, either we or Mr. Sblendorio may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if we terminate Mr. Sblendorio’s employment without cause or if Mr. Sblendorio terminates his employment for good reason. If we terminate Mr. Sblendorio’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Mr. Sblendorio a lump sum payment equal to 15 months of his then current base salary and reimburse Mr. Sblendorio for the costs of medical and dental benefits for up to 15 months. The amended agreement also provides that upon any change in control of our company, 50% of all of Mr. Sblendorio’s unvested equity rights in our company granted after the amendment of his employment agreement will immediately vest, and if we terminate Mr. Sblendorio’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Mr. Sblendorio’s unvested equity rights in our company granted after the amendment of his employment agreement will immediately vest.
      Dr. Adamis. Pursuant to an employment agreement dated April 12, 2002, as amended October 20, 2003 and as of August 20, 2004, we are employing Dr. Adamis as our Chief Scientific Officer and, as of January 2005, as our Executive Vice President, Research and Development. Under the amended agreement, Dr. Adamis currently receives an annual base salary of $375,000, which is subject to increases upon an annual review by our Board. Dr. Adamis’ annual bonus is targeted at 50% of his base salary and is determined at the sole discretion of our Board.
      Under the amended agreement, either we or Dr. Adamis may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if we terminate Dr. Adamis’ employment without cause or if Dr. Adamis terminates his employment for good reason. If we terminate Dr. Adamis’ employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of our company, we are obligated to pay Dr. Adamis a lump sum payment equal to 15 months of his then current base salary and reimburse Dr. Adamis for the costs of medical and dental benefits for up to 15 months. The amended agreement also provides that upon any change in control of our company, 50% of all of Dr. Adamis’ unvested equity rights in our company granted after the amendment of his employment agreement will immediately vest, and if we terminate Dr. Adamis’ employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Dr. Adamis’ unvested equity rights in our company granted after the amendment of his employment agreement will immediately vest.
      Mr. Altschuler. Pursuant to an employment agreement dated August 25, 2003, Mr. Altschuler served as our General Counsel and Secretary until March 17, 2005. On March 18, 2005, in response to Mr. Altschuler’s request to resign and our agreement to such resignation, we and Mr. Altschuler entered into a separation and release agreement pursuant to which Mr. Altschuler’s employment by us and his employment agreement terminated, effective March 17, 2005. Under the separation and release agreement, Mr. Altschuler is entitled to (1) payment of an amount equal to his current base salary for a period of twelve months and (2) reimbursement of the cost of premiums for our group health plan, until the earlier of twelve months or such coverage otherwise becoming available to Mr. Altschuler. Further, under the separation and release agreement, in addition to his then currently vested options, options to acquire an additional 100,000 shares (including approximately 4,200 shares that were acquired after exercise of options, but not sold and are subject to repurchase rights) will vest immediately. All vested options held by Mr. Altschuler will continue to be exercisable in accordance with the terms of our stock option plans, which generally provide that they may be exercised for three months from the date of termination of employment. In consideration of such payments and vesting, Mr. Altschuler is providing a general release of us from all claims and liabilities. Mr. Altschuler is also subject to non-solicitation, cooperation and ongoing confidentiality covenants.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      In 2004, we have engaged in the following transactions with our directors and officers and holders of more than 5% of our voting securities and affiliates of our directors, officers and 5% stockholders:

Pfizer Collaboration

Macugen
      Pfizer held 3,567,443 shares of our common stock, representing 8.6% of our common stock as of March 10, 2005. In December 2002, we entered into several concurrent agreements with Pfizer to jointly develop and commercialize Macugen® (pegaptanib sodium injection) for the prevention and treatment of diseases of the eye and related conditions. Macugen, our first product, was approved in December 2004 by the United States Food and Drug Administration, or FDA, to treat neovascular age-related macular degeneration (AMD) under its “fast track,” Pilot 1 program, which is reserved for drug candidates that may meet a significant unmet medical need. Under the terms of our collaboration agreements with Pfizer:
      Pfizer has funded, and is obligated to continue to fund, a majority of the ongoing development costs incurred pursuant to an agreed upon development plan covering the development of Macugen for neovascular AMD, diabetic macular edema (DME), and retinal vein occlusion (RVO) and other agreed upon ophthalmic indications;

•	In the United States, we are co-promoting Macugen with Pfizer through our own and Pfizer’s sales forces and we and Pfizer will share in profits and losses from the sale of Macugen, with our having the right to book all United States product sales; and

•	Outside the United States, Pfizer will market the product under an exclusive license, for which we will receive royalty payments based on net sales.
      Pfizer has made the following payments and investments to date under our collaboration:

•	In February 2003, upon effectiveness of the collaboration arrangements, Pfizer paid us $100 million, consisting of a $75 million initial license fee and a $25 million equity investment;

•	In February 2004, Pfizer purchased an additional $10 million of our common stock at the closing of our initial public offering;

•	In September 2004, Pfizer paid us $10 million after the acceptance for review by the FDA of our new drug application for the use of Macugen in the treatment of neovascular AMD;

•	In October 2004, Pfizer paid us $5.5 million after the European Medicines Agency’s acceptance of the filing of Pfizer’s marketing authorization application for Macugen for use in the treatment of neovascular AMD;

•	In January 2005, Pfizer paid us $90 million after the approval in December 2004 by the FDA of Macugen for the treatment of neovascular AMD; and

•	In February 2005, Pfizer purchased 344,000 shares of our common stock at a purchase price of approximately $43.60 per share for total proceeds of $15 million after the approval by the FDA of Macugen for the treatment of neovascular AMD.
      In the future, Pfizer may be obligated to make additional payments to us under the following circumstances:

•	Up to $90 million in additional payments based on the achievement of additional worldwide regulatory submissions and approvals; and

•	Up to $450 million in payments based upon attainment of agreed upon sales levels of Macugen.
      Under the agreements, the parties’ sharing of profits and losses from the commercialization of Macugen in the United States extends until the later of 15 years after commercial launch in the United States and the expiration of the United States patent rights licensed to Pfizer. The payment of royalties to us by Pfizer based on net sales of Macugen outside the United States extends, on a country-by-country basis, until the later of 15 years after commercial launch and the expiration of the patent rights licensed to Pfizer in each particular country. The royalty rate on net sales of Macugen outside the United States is reduced on a country-by-country basis to the extent that the patent rights in a particular country expire or a generic form of Macugen is marketed in that country. We commercially launched Macugen in January 2005. The United States patent rights licensed by us to Pfizer expire between 2010 and 2017. The corresponding foreign rights include patents that expire between 2011 and 2017 and patent applications which, if issued as patents, are expected to expire between 2011 and 2020. Pfizer may terminate the collaboration relationship without cause upon six to twelve months’ prior notice, depending on when such notice is given. Either party may terminate the collaboration relationship based upon material uncured breaches by the other party. In addition, we may terminate the collaboration relationship if, during specified periods, net sales of Macugen do not reach specified levels. If we elect to terminate the collaboration in this situation, we would be required to pay royalties to Pfizer based on net sales of Macugen following such termination.
      The collaboration is governed by a joint operating committee, consisting of an equal number of representatives of us and Pfizer. There are also subcommittees with equal representation from both parties that have responsibility over development and regulatory, manufacturing and commercialization matters. In the case of unresolved disagreement, ultimate decision-making authority is vested in us as to some matters and in Pfizer as to other matters. A third category of decisions requires the approval of both us and Pfizer. Outside the United States, ultimate decision-making authority as to most matters is vested in Pfizer.

Xalatan
      In connection with the Macugen collaboration, we entered into an agreement with Pfizer under which our sales force is entitled to participate in selling activates, or detailing, with respect to Pfizer’s Xalatan glaucoma product on a nonexclusive basis in the United States. Xalatan is a once-a-day prescription eye drop marketed by Pfizer as a primary, or first line, therapy for glaucoma, an eye disease that is associated with the degeneration of the retinal cells responsible for transmitting images from the eye to the brain.
      Under this agreement, Pfizer is obligated to pay us a per detail fee for our details to general ophthalmologists and a percentage of incremental net revenues that are above a baseline threshold for our details to retinal specialists. The agreement automatically terminates upon a termination of the Macugen collaboration or upon Pfizer’s sale, assignment, exclusive license or other disposition of the Xalatan product. In addition, we may terminate the agreement upon four months’ prior notice. Either party may terminate the agreement based upon material uncured breaches by the other party.
      We view the Xalatan agreement as primarily a strategic arrangement and anticipate only a modest economic impact. We are currently focusing our sales force entirely on Macugen and not detailing Xalatan. We and Pfizer will continue to assess the benefits of having our sales force initiate detailing of Xalatan, but do not have any current plants to do so.

Agreements with Samir Patel
      In March 2004, we agreed to extend a consulting agreement with Dr. Samir Patel, one of our founders and a member of our Board, under which Dr. Patel provided consulting services to us relating to our development, clinical investigation and commercialization of Macugen. Under such agreement, Dr. Patel provided us with at least 40 hours of consulting services per week and was paid $251,000 for 12 months of service in 2004.
      As of January 4, 2005, we agreed to retain Dr. Patel, a member of our Board of Directors, as Chief Clinical and Commercial Strategy. Under the agreement, Dr. Patel receives an annual base salary of $225,000, which is subject to change upon an annual review by Eyetech’s Board of Directors. Dr. Patel will be eligible to receive additional incentive cash compensation with a target of 50% of his base salary at the sole discretion of Eyetech’s Board. Dr. Patel has also been granted options to purchase 50,000 shares of Eyetech common stock at $43.88 per share, subject to standard vesting requirements. Under the terms of the agreement with Dr. Patel, either Eyetech or Dr. Patel may terminate his employment at any time, subject to continuation of salary payment and benefits for one year if Eyetech terminates Dr. Patel’s employment without cause or if Dr. Patel terminates his employment for good reason. If Eyetech terminates Dr. Patel’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following a change in control of Eyetech, Eyetech is obligated to pay Dr. Patel a lump sum payment equal to 15 months of his then current base salary and reimburse Dr. Patel for the costs of medical and dental benefits for up to 15 months. Upon any change in control of Eyetech, 50% of all of Dr. Patel’s unvested equity rights that were granted in his capacity as an employee will immediately vest, and if Eyetech terminates Dr. Patel’s employment without cause or if he terminates his employment for good reason within three months before or 12 months following the change in control, 100% of Dr. Patel’s unvested equity rights that were granted in his capacity as an employee will immediately vest.

Agreement with Marty Glick
      On April 7, 2005, Mr. Marty Glick’s resigned as a member of the Board. On April 7, 2005, Mr. Glick and the Company entered into a consulting agreement for the period from April 7, 2005 through October 6, 2006 pursuant to which Mr. Glick will provide consulting services on general matters and will receive $5,000 per month plus reimbursement of expenses.

Loan to Executive Officer
      On July 1, 2002, we provided a loan to Anthony P. Adamis, our Chief Scientific Officer and Senior Vice President, Research, that is evidenced by a promissory note in the aggregate principal amount of $102,000. The note bore interest at a fixed annual rate of 4.71%, with the interest payable at maturity, and matured in July 2008. Dr. Adamis used the proceeds from the loan to acquire 75,000 shares of our common stock, which he pledged to secure the loan. On June 15, 2004, Dr. Adamis repaid the $110,795 outstanding balance of the loan, which included accrued interest.

Director Compensation
      Please see “Board Structure and Compensation — Director Compensation Arrangements” for a discussion of options granted to and other compensation payable to our non-employee directors.

Executive Compensation and Employment Agreements
      Please see “Executive Compensation”, including “— Stock Options” and “— Employment Agreements,” for additional information on compensation of our executive officers.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD ON EXECUTIVE COMPENSATION
      The objectives of the Compensation Committee are to establish compensation levels designed to enable Eyetech to attract, retain and reward executive officers who contribute to the long-term success of Eyetech so as to support the achievement of Eyetech’s long-term strategic objectives, to enhance stockholder value and, to the extent possible, to maximize the deductibility of compensation for tax purposes. During fiscal year 2004, the Compensation Committee reviewed the compensation policies with respect to Eyetech’s executive officers.
      The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards, and equity option grants. These components are administered with the goals of providing total compensation that is competitive in the marketplace, recognizing meaningful differences in individual performance and offering the opportunity to earn above average rewards when merited by individual and corporate performance. Bonus awards are primarily based on corporate performance, with actual awards varying according to Eyetech’s overall performance and the individual’s impact on that performance. Equity grants are critical components of the executive compensation program and are intended to provide executive officers with an equity interest in Eyetech so as to link a meaningful portion of the compensation of Eyetech’s executive officers with the performance of Eyetech’s common stock.
      This report is submitted by the Compensation Committee and addresses the compensation policies for 2004 as such policies affected Dr. Guyer, in his capacity as Chief Executive Officer of Eyetech, and the other executive officers of Eyetech.

Executive Compensation Program
      Annual compensation for Eyetech’s executive officers, including the named executive officers, consists of three principal elements: base salary, cash bonus and equity grants, which may include stock option or restricted stock grants or both. In addition, Eyetech executive officers are eligible to participate in Eyetech’s 401(k) Plan and Eyetech’s Employee Stock Purchase Plan.

Base Salary and Cash Bonus
      The minimum base salaries of Messrs. Chaney, Sblendorio and Adamis are, and that of Mr. Altschuler was, established in their employment agreements. Subject to these minimums, salary levels of these executives are reviewed and normally are anticipated to be increased annually. In setting the annual base salaries for Eyetech’s executive officers, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of Eyetech. Many of these companies are biotechnology and pharmaceutical companies, some of which are engaged in the research, development, manufacture and sale of ophthalmic product candidates and products. Eyetech compares the salary levels of its executive officers with those of these other leading companies through reviews of survey and proxy statement data presented to the Compensation Committee by management, and strives to provide its executive officers with cash compensation competitive, generally, at the 75th percentile for total annual cash compensation paid by comparable companies.
      In setting annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on Eyetech and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside Eyetech. Adjustments to each individual’s base salary are made in connection with annual performance reviews.
      Cash bonuses, to the extent not guaranteed in employment agreements are tied directly to Eyetech’s achievement of its goals and objectives and the contribution of the executive to such achievements. Each executive officer has a target bonus opportunity that is set by the Compensation Committee each year based on its review of total compensation at the companies in the comparison group identified above. For 2004, target bonus levels for Eyetech’s executive officers ranged from 30% to 40% of base salary, although actual bonus awards could range from zero to well above the target bonus level. The actual individual bonuses awarded for 2004 were based on the funding for the year and assessments of each individual’s achievement of priority goals for himself or herself and his or her department or group and the company that were established at the beginning of the year.

Equity Awards
      Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Eyetech common stock or restricted stock grants or both. The Compensation Committee awards stock options and restricted stock grants under Eyetech’s stock incentive plans. The purposes of Eyetech’s equity award programs are to (i) highlight and reinforce the mutuality of long-term interests between employees and stockholders and (ii) assist in the attraction and retention of critically important executives, managers and individual contributors who are essential to Eyetech’s growth and development. Eyetech’s equity award programs generally, but not always, include vesting periods to optimize the retention value of these options and to orient Eyetech’s executive officers to longer term success.
      The number of shares of Eyetech common stock subject to equity grants is generally intended to reflect the significance of the executive’s current and anticipated contributions to Eyetech. The value realized from exercisable options or restricted stock is dependent upon the extent to which Eyetech’s performance is reflected in the price of its common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the option’s vesting schedule and not by the Compensation Committee.
      The Compensation Committee generally plans to equity awards to Eyetech’s executive officers on an annual basis after careful review of the individual’s performance and contribution to Eyetech’s overall performance.

Employee Stock Purchase Plan
      Executive officers are also eligible to participate in our 2003 Employee Stock Purchase Plan. This plan is available to virtually all employees of Eyetech and generally permits participants to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

Dr. Guyer’s Compensation
      Dr. Guyer’s employment as Eyetech’s Chief Executive Officer is governed by an employment agreement effective April 12, 2000, which was amended August 25, 2003. Dr. Guyer is eligible to participate in the same executive compensation plans available to the other executive officers of Eyetech. During 2004, Dr. Guyer’s annual base salary was $400,000. The amended agreement provides for a discretionary annual bonus based on Dr. Guyer’s performance and our company’s business results as determined by our Board. Dr. Guyer received a bonus of $184,000 in 2005 for his performance in 2004. In determining this bonus, the Board considered the successful completion of an initial public offering, completion of a new drug application filing and subsequent FDA, broad-label approval of Macugen, currently Eyetech’s only product, as well as the building of commercial and manufacturing capabilities. Dr. Guyer’s base salary was increased to $525,000 for 2005.

Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for certain compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to Eyetech’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that the compensation attributable to awards granted will be treated as qualified performance- based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate and in the best interests of Eyetech and its stockholders, after taking into consideration changing business conditions and the performance of its employees.
Submitted by:
Compensation Committee

John P. McLaughlin, Interim Chairman
Srinivas Akkaraju
Phillip M. Satow

AUDIT COMMITTEE REPORT

     During fiscal year 2004, the Audit Committee reviewed the quality and integrity of Eyetech’s financial statements, its compliance with regulatory requirements, the qualifications and independence of its independent public accountant, the performance of its internal financial accounting function and independent public accountant and other significant financial and corporate matters.
      Eyetech operates with a calendar year fiscal year. The Audit Committee had ten meetings in 2004, including three telephone meetings, and acted by unanimous written consent twice.
      The Board adopted a written charter for the Audit Committee in September 2003, which was amended in February 2004. The Audit Committee operated under the charter applicable to it during 2004. A copy of the current Audit Committee charter is attached to our proxy statement for 2004 filed with the SEC on March 26, 2004. The Audit Committee intends to further amend its charter, if necessary, as the rules and standards evolve to reflect any additional requirements or changes. You can access the latest Audit Committee charter in the Corporate Governance section of the Investor Relations section of our website at www.eyetech.com or by writing to us at Eyetech Pharmaceuticals, Inc., 3 Times Square, 12th Floor, New York, New York 10036.
      The Audit Committee has reviewed Eyetech’s 2004 audited consolidated financial statements and discussed such statements with management. The Audit Committee has discussed with Ernst & Young LLP, Eyetech’s independent public accountant, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.
      The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP, Ernst & Young LLP’s independence from Eyetech. Based on such review and discussions, the Audit Committee recommended to the Board that Eyetech’s audited consolidated financial statements be included in Eyetech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and be filed with the Securities and Exchange Commission.
Submitted March 21, 2005 by:
Audit Committee
          Henry Simon, Chairman
          Marty Glick
          Michael J. Regan
      Effective April 7, 2005, Marty Glick resigned as a member of our Board and Audit Committee, and our Board of Directors appointed Srinivas Akkaraju to our Audit Committee. On April 6, 2005, our Board of Directors also determined that each of Dr. Akkaraju, Henry Simon and Michael J. Regan satisfies the definition of independent director as established in The Nasdaq Stock Market’s corporate governance listing standards. In March 2005, the Board determined that Mr. Regan qualified as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

INDEPENDENT PUBLIC ACCOUNTANT’S FEES
      The following table sets forth the aggregate fees billed by Ernst & Young LLP, our independent public accountant, for audit services rendered in connection with the consolidated financial statements and reports for 2004 and 2003 and for other services rendered during 2004 and 2003 on behalf of Eyetech, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to Eyetech:

		% of		% of
Fee Category	2004	Total	2003	Total

Audit fees	$346,100	75%	$640,300	94%
Audit-related fees	17,440	4%	—	—
Total audit fees	363,540
Tax fees:
Tax compliance/preparation	97,400	21%	38,670	6%

Total fees	$460,940		$678,970
      Audit Fees: Consists of fees billed for professional services rendered for the audit of Eyetech’s consolidated financial statements and review of the interim condensed consolidated financial statements included in Eyetech’s registration statements on Form S-1 in connection with Eyetech’s initial public offering in January 2004 and Eyetech’s secondary offering in May 2004 and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.
      Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Eyetech’s consolidated financial statements and are not reported under “Audit Fees”. These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
      Tax Fees: Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal, state and international tax compliance.
      In making its recommendation to ratify the appointment of Ernst & Young LLP as Eyetech’s independent public accountant for the fiscal year ending December 31, 2005, the Audit Committee has considered whether services other than audit and audit-related provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.
AUDIT COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT PUBLIC ACCOUNTANT
      The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent public accountant. This policy generally provides that we will not engage our independent public accountant to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
      From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent public accountant during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
      The Audit Committee has also delegated to each member of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent public accountant. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

NO INCORPORATION BY REFERENCE OF BOARD COMMITTEE REPORTS
      The Report of the Compensation Committee of the Board on Executive Compensation and the Audit Committee Report (including reference to the independence of the Audit Committee members) above are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Eyetech under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Eyetech specifically incorporates such information by reference.

STOCK PRICE PERFORMANCE GRAPH
      The following graph compares the cumulative total return of our common stock with the cumulative total return of the Nasdaq Biotech Index and the Nasdaq Composite Index based on an assumed investment of $100 on January 29, 2004, the date of our initial public offering, through December 2004, in each case assuming reinvestment of all dividends. No dividends were paid on our common stock during the period shown. The stock price performance graph shown below is not necessarily indicative of future stock price performance.
ANNUAL REPORT ON FORM 10-K
      Our Internet address is www.eyetech.com. The information on our website is not a part of, or incorporated into, this Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934. We make available on our website, and we will provide without charge, at the written request of any holder of our common stock of record as of the close of business on March 10, 2005, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. We will provide copies of the exhibits upon written request by eligible stockholders, for which we may impose a fee, limited to our reasonable expenses in providing such exhibits. Requests for copies of the exhibits to our annual report on Form 10-K should be mailed to:

Eyetech Pharmaceuticals, Inc.
3 Times Square, 12th Floor
New York, NY 10036
Attn: Investor Relations
STOCKHOLDER PROPOSALS
Deadline for Submission of Stockholder Proposals for the 2006 Annual Meeting
      Under our Bylaws, stockholder proposals intended to be presented at the 2006 annual meeting must be received by Eyetech’s Corporate Secretary at Eyetech’s principal office at 3 Times Square, 12th Floor, New

York, NY 10036, Attn: Corporate Secretary not later than February 10, 2006 (90 days prior to the first anniversary of the 2005 annual meeting) nor before January 11, 2006 (120 days prior to the first anniversary of the 2005 annual meeting) for inclusion in the proxy statement for that meeting. If the annual meeting for 2006 is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the 2005 annual meeting, a stockholder’s notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.
      Stockholders of record of Eyetech may recommend director candidates for inclusion by the Board in the slate of nominees that the Board recommends to stockholders for election. The Governance and Nominations Committee will review the qualifications of recommended candidates. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in Eyetech’s proxy card for the stockholder meeting at which his or her election is recommended.
      Stockholders may recommend individuals to the Governance and Nominations Committee for consideration as potential director candidates by submitting their names and background in writing to us at Eyetech Pharmaceuticals, Inc., 3 Times Square, 12th Floor, New York, New York 10036, Attn: Corporate Secretary. The Governance and Nominations Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Governance and Nominations Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Governance and Nominations Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Governance and Nominations Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons.
      In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominations Committee will apply the criteria which are attached to the Governance and Nominations Committee’s charter set forth in Eyetech’s Corporate Governance Guidelines. Such criteria include, but are not limited to the following:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to the decision-making process of Eyetech.

•	Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of the Board and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of Eyetech, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.
      The Governance and Nominations Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

      From time to time Eyetech has paid a fee to third party search firms to assist Eyetech in identifying and evaluating potential nominees to serve on Eyetech’s Board.
Other Matters to be Brought Before the Annual Meeting
      The Board knows of no other matters that may properly be and are likely to be brought before the meeting, other than the matters discussed in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment.
Expenses of Solicitation
      Eyetech will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and the accompanying proxy card. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person, but any such person will not be specifically compensated for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others so that they may forward such materials to such beneficial owners. Eyetech may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners.
Householding
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number:

Eyetech Pharmaceuticals, Inc.
3 Times Square, 12th Floor
New York, NY 10036
Attn: Investor Relations
(212) 824-3100
      If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors,

John P. McLaughlin
Chairman of the Board
New York, New York
April 11, 2005
      THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

ANNUAL MEETING OF STOCKHOLDERS OF

EYETECH PHARMACEUTICALS, INC.

May 11, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1)	To elect the four (4) directors listed below to serve until the Annual Meeting of Stockholders in the year listed beside their name:
		NOMINEES:
☐	FOR ALL NOMINEES	¡	Phillip M. Satow	(2007)
		¡	Samir Patel	(2008)
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Michael J. Regan	(2008)
		¡	Damion E. Wicker	(2008)

☐	FOR ALL EXCEPT
	(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
(2)	To ratify the appointment of Ernst & Young LLP as independent public accountant for Eyetech Pharmaceuticals, Inc. for the year ending December 31, 2005:	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSALS LISTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON WEDNESDAY, MAY 11, 2005. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY IF YOU FOLLOW THE INSTRUCTIONS IN THE PROXY STATEMENT.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EYETECH PHARMACEUTICALS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON WEDNESDAY, MAY 11, 2005

     The undersigned hereby appoints Glenn Sblendorio and Joseph T. Kennedy, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Eyetech Pharmaceuticals, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2005 at 9:00 a.m., local time, at the Hilton Hotel, 1335 Sixth Avenue, New York Suite (4th Floor), New York, NY 10019, or at any adjournment thereof, upon matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Stockholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued, and to be signed, on the other side)

ANNUAL MEETING OF STOCKHOLDERS OF

EYETECH PHARMACEUTICALS, INC.

May 11, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1)	To elect the four (4) directors listed below to serve until the Annual Meeting of Stockholders in the year listed beside their name:
		NOMINEES:
☐	FOR ALL NOMINEES	¡	Phillip M. Satow	(2007)
		¡	Samir Patel	(2008)
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Michael J. Regan	(2008)
		¡	Damion E. Wicker	(2008)

☐	FOR ALL EXCEPT
	(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
(2)	To ratify the appointment of Ernst & Young LLP as independent public accountant for Eyetech Pharmaceuticals, Inc. for the year ending December 31, 2005:	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE PROPOSALS LISTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON WEDNESDAY, MAY 11, 2005. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY IF YOU FOLLOW THE INSTRUCTIONS IN THE PROXY STATEMENT.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.